Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization
Nanjing Stepan Jinling Chemical Limited Liability Company	China
PBC Indústria Química Ltda.	Brazil
Stepan Asia Pte. Ltd.	Singapore
Stepan Canada Inc.	Canada
Stepan CDMX, S. de R.L. de C.V.	Mexico
Stepan Chemical (Nanjing) Co., Ltd.	China
Stepan Chemical (Shanghai) Co., Ltd.	China
Stepan Colombia S.A.S.	Colombia
Stepan Deutschland GmbH	Germany
Stepan Europe S.A.S.	France
Stepan Holdings Asia Pte. Ltd.	Singapore
Stepan Holdings, LLC	United States
Stepan (India) Private Limited	India
Stepan Mexico Holdings, LLC	United States
Stepan Mexico, S.A. de C.V.	Mexico
Stepan (Nanjing) Chemical R&D Co., Ltd.	China
Stepan Philippines, Inc.	Philippines
Stepan Philippines Quaternaries, Inc.	Philippines
Stepan Polska Sp. z o.o.	Poland
Stepan Química Argentina S.R.L.	Argentina
Stepan Química Ltda.	Brazil
Stepan Specialty Products B.V.	Netherlands
Stepan Specialty Products, LLC	United States
Stepan Surfactants Holdings, LLC	United States
Stepan UK Limited	United Kingdom
Tebras Tensoativos do Brasil Ltda.	Brazil